Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.

Coral Gables, FL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 24, 2010, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting of MasTec, Inc., and the financial statement schedule appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

(formerly known as BDO Seidman, LLP)

Miami, FL

November 24, 2010

Certified Public Accountants